Exhibit 10.2

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this "Agreement"), dated as of January 3, 2007, is made by and between The Cooper Companies, Inc., a Delaware corporation (the "Company"), and Albert G. White, III ("Executive").

WITNESSETH:

WHEREAS, Executive is a senior executive of the Company and has made and is expected to continue to make major contributions to the short- and long-term profitability, growth and financial strength of the Company;

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as defined below) exists;

WHEREAS, the Company desires to assure itself of both present and future continuity of management and desires to establish certain minimum severance benefits for Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that Executive is not practically disabled from discharging his duties in respect of a proposed or actual transaction involving a Change in Control;

WHEREAS, the Company desires to provide additional inducement for the Executive to continue to remain in the employ of the Company; and

WHEREAS, on March 16, 2006, the Organization & Compensation Committee of the Board (as defined below) authorized the Company to enter into this Agreement and reaffirmed their approval on December 13, 2006;

NOW, THEREFORE, the Company and Executive agree as follows:

1.    Certain Defined Terms. In addition to terms defined elsewhere herein, the following terms have the following meanings when used in this Agreement with initial capital letters:

(a)    "Base Pay" means Executive's annual base salary rate as in effect from time to time.

(b)    "Board" means the Board of Directors of the Company.

(c)    "Cause" means gross misconduct injurious to the Company, as determined in a written opinion rendered to the Board by the Company's outside counsel, and which has not been remedied (to the fullest extent possible) by the Executive within ten days after written notice thereof to Executive by the Board.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for "Cause" hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds of the Board then in office at a meeting of the Board called and held for such purpose, after reasonable notice to the Executive and an opportunity for the Executive, together with the Executive's counsel (if the Executive chooses to have counsel present at such meeting), to be heard before the Board, finding that, in the good faith opinion of the Board, the Executive had committed an act constituting "Cause" and specifying the particulars thereof in detail. Nothing herein will limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(d)    "Change in Control" means the occurrence during the Term of any of the following events:

(i)The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then outstanding Voting Stock of the Company; or

(ii)consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company, or other transaction (each, a "Business Combination"), unless, in each case, immediately following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, of the Voting Stock of the Company and (B) no Person beneficially owns, directly or indirectly, 50% or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination.

(e)    "Employee Benefits" means any life, disability, group health and dental benefit plans; provided, however, that Employee Benefits shall not include contributions made by the Company to any retirement plan, pension plan or profit sharing plan for the benefit of the Executive in connection with amounts earned by the Executive.

(f)    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(g)    "Subsidiary" means an entity in which the Company directly or indirectly beneficially owns 50% or more of the outstanding Voting Stock.

(h)    "Voting Stock" means securities entitled to vote generally in the election of directors.

2.    Termination Following a Change in Control.

In the event that in the 90 day period following the consummation of a Change in Control, the employment of Executive is terminated by the Company for any reason other than Cause or by Executive for any reason then the Company shall,

(a)on the first day of each of the twelve months following the date of such termination, pay to Executive one-twelfth of the amount of Executive's annual Base Pay as in effect immediately prior to such termination (less applicable withholding), and

(b)for the one year period following such termination, continue to provide to Executive all Employee Benefits which were received by, or with respect to, Executive as of the date of such termination, at no additional expense to Executive.

3.    Successors and Binding Agreement. (a) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form and substance reasonably satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement), but will not otherwise be assignable, transferable or delegable by the Company.

(b)    This Agreement will inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

(c)    This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 3(a) and 3(b). Without limiting the generality or effect of the foregoing, the Executive's right to receive payments hereunder will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 3(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

4.    Notices.    For all purposes of this Agreement, all communications, including without limitation notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS, or DHL, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at her principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

5.    Validity.    If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal.

6.    Arbitration; Governing Law. Any dispute between the parties under this Agreement shall be resolved (except as provided below) in Pleasanton, California through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association and the arbitration shall be conducted in that location under the rules of said Association. The arbitrator shall have the right only to interpret and apply the provisions of this Agreement and may not change its provisions. The arbitrator shall permit reasonable pre-hearing discovery of facts, to the extent necessary to establish a claim or a defense to a claim, subject to supervision by the arbitrator. The determination of the arbitrator shall be conclusive and binding upon the parties and judgment upon the same may be entered in any court having jurisdiction thereof. The arbitrator shall give written notice to the parties stating his or their determination and shall furnish to each party a signed copy of such determination. The expense of arbitration shall be borne equally by the Executive and the Company or as the arbitrator shall otherwise equitably determine.

7.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This

Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any and all prior agreements of the parties with respect to such subject matter. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. References to Sections are to references to Sections of this Agreement.

8.    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

THE COOPER COMPANIES, INC.

/s/ Carol R. Kaufman
By:    Carol R. Kaufman
Title:     Sr. Vice President of Legal Affairs,
Secretary and CAO

Executive:

/s/ Albert G. White III
Name: Albert G. White III
Vice President & Treasurer

AMENDMENT TO CHANGE IN CONTROL AGREEMENT

WHEREAS, The Cooper Companies, Inc. (the "Company"), a Delaware corporation, and Albert G. White, III ("Executive") have entered into a Change in Control Agreement dated January 3, 2007 (the "Agreement"); and

WHEREAS, the Company and Executive now mutually desire to amend the Agreement.

THEREFORE, effective upon full execution of this Amendment to the Agreement (the "Amendment"), the Agreement is amended as follows:

1.	By inserting the following new section as Section l(g) of the Agreement, and by renumbering the following sections accordingly:

"(g) 'Separation from Service' means the termination of Executive's services to the Company and all subsidiaries, whether voluntarily or involuntarily, in accordance with Treas. Reg. §l.409A-1(h)."

2.	By adding the following at the end of Section 2 of the Agreement:

"For purposes of the payments contemplated under this Section 2 of the Agreement, termination of the Executive's employment with the Company shall mean the Executive's Separation from Service. The continuation of Employee Benefits is not subject to liquidation or exchange for other benefits. The right to installment payments shall be treated as the right to a series of separate payments for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the ‘Code’)."

3.	By adding the following new section as Section 9 of the Agreement:
"9.    Section 409A Compliance.

(a)To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder. If the Company and Executive determine that any compensation or benefits payable under this Agreement do not comply with Section 409A of the Code and related Department of Treasury guidance, the Company and Executive agree to amend this Agreement or take such other actions as the Company and Executive deem necessary or appropriate to comply with the requirements of Section 409A of the Code while preserving the economic agreement of the parties.

(b)Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his Separation from Service to be a 'specified employee' for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under Section 2 of this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the benefits payable to Executive under Section 2 shall not be paid prior to the earlier of (a) the expiration of the six-month period measured from the date of Executive's Separation from

Service or (b) Executive's death. Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to this Section 9 shall be paid in a lump sum and any remaining payments due under the Agreement shall be paid as otherwise provided herein. Notwithstanding anything herein to the contrary, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to Section 2 herein shall be made in reliance upon Treas. Reg. Section l.409A- l(b)(9) (Separation Pay Plans) or Treas. Reg. Section l.409A-1(b)(4) (Short-Tern Deferrals), as applicable, and such amounts shall not be delayed pursuant to this Section 9(b)."

No other terms of the Agreement shall be modified by this Amendment and the Agreement shall continue in all other respects in full force and effect in accordance with its terms.

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

THE COOPER COMPANIES, INC.                EXECUTIVE

/s/ Carol R. Kaufman                         /s/ Albert G. White, III
By: Carol R. Kaufman                        Albert G. White, III
Its: Sr. Vice President of Legal Affairs,                Dated: 9/9/08
Secretary and Chief Administrative Officer
Dated: July 31, 2008